           As filed with the Securities and Exchange Commission
                        on March 31, 1999
                                   Registration No.  333-49759
________________________________________________________________
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
          _____________________________________________
                POST EFFECTIVE AMENDMENT NO.  1 TO
                            FORM S-8
                  REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933
          _____________________________________________

                      NEWSOUTH BANCORP, INC.
---------------------------------------------------------------
    (Exact name of Registrant as Specified in Its Charter)

            VIRGINIA                            56-1999749
---------------------------------------------------------------
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)             Identification No.)

                 1311 CAROLINA AVENUE, P.O. BOX 2047
                    WASHINGTON, NORTH CAROLINA  27889
                        (919) 946-4178
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              (Address of Principal Executive Offices)

        NEWSOUTH BANCORP, INC. MANAGEMENT RECOGNITION PLAN
          NEWSOUTH BANCORP, INC. 1997 STOCK OPTION PLAN
----------------------------------------------------------------
                    (Full Title of the Plan)

                     GARY R. BRONSTEIN, ESQUIRE
                     JOEL E. RAPPOPORT, ESQUIRE
                HOUSLEY KANTARIAN & BRONSTEIN, P.C.
                  1220 19TH STREET N.W., SUITE 700
                     WASHINGTON, D.C.  20036
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               (Name and Address of Agent For Service)

                        (202) 822-9611
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 (Telephone number, including area code, of agent for service)

                        PART I

          INFORMATION REQUIRED IN THE SECTION
                   10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
-----

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
------   INFORMATION*

    *Documents containing the information required by Part I of this Registration Statement has been sent or given to participants in the NewSouth Bancorp, Inc. Management Recognition Plan and the NewSouth Bancorp, Inc. 1997 Stock Option Plan (together, the "Plans") in accordance with Rule 428(b)(1). In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.


                       PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------

    NewSouth Bancorp, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission's Web site is "http://www.sec.gov".

    The following documents are incorporated by reference in this Registration Statement:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (Commission File No. 0-22219);

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 (Commission File No. 0-22219);

         The Company's Current Report on Form 8-K filed with the
Commission on February 8, 1999 (Commission File No. 0-22219);

    (c) The description of the Company's securities contained in Exhibit 99 to the Company's Current Report on Form 8-K filed with the Commission on March 31, 1999.

    ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, PRIOR TO THE FILING OF A POST-EFFECTIVE AMENDMENT WHICH INDICATES THAT ALL SECURITIES OFFERED HAVE BEEN SOLD OR WHICH DEREGISTERS ALL SECURITIES THEN REMAINING UNSOLD, SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.  DESCRIPTION OF SECURITIES
------

       Not applicable, as the Common Stock is registered under
Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
------

    Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------

INDEMNIFICATION OF OFFICER AND DIRECTORS OF THE COMPANY.

    General. Directors and officers of the Company may be entitled to indemnification provisions contained in the Virginia Stock Corporation Act (the "VSCA") and the Company's Articles of Incorporation. The general effect of these provisions is summarized below.

    Virginia Stock Corporation Act. In accordance with Sections 13.1-696 through 13.1-704 of the VSCA, a director or officer of the Company generally shall be indemnified in the defense of a proceeding if they are successful. A corporation may indemnify a director, officer, employee or agent under the circumstances in the preceding sentence and in other circumstances if (i) he conducted himself in good faith; and (ii) he believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the individual. The above standard of conduct is determined by a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the proceeding, or majority vote of a duly designated committee of the board of directors, special legal counsel, or the shareholders as prescribed in Section 13.1-701.

    Sections 13.1-698 and 13.1-702 of the VSCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 13.1-700.1.

    In addition, Section 13.1-704 of the VSCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals, except an indemnity against willful misconduct or a knowing violation of criminal law.

    Articles of Incorporation.  Article XVI of the Company's
Articles of Incorporation sets forth the circumstances under which directors, officers, employees and agents may be indemnified or insured against liability which they may incur in their capacities as such.

                      ARTICLE XVI

                    INDEMNIFICATION

    A. The Corporation shall indemnify, to the fullest extent permissible under the Virginia Stock Corporation Act, any individual who is or was a director, officer, employee or agent of the Corporation, and any individual who serves or served at the Corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

    B. (1) Reasonable expenses incurred by any person identified in paragraph A of this Article XVI who is a party to a proceeding will be paid or reimbursed by the Corporation in advance of the final disposition of the proceeding upon receipt by the Corporation of: (i) a written statement by such person of his good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized in this
Article XVI has been met; and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

         (2) The undertaking required by subparagraph (ii) of paragraph (1) of this paragraph B shall be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make the repayment.

    C. Nonexclusive. The indemnification and advance payment of expenses provided by paragraphs A and B shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    D. Continuation. The indemnification and advancement of expenses provided by this Article XVI shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A and B shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his or her heirs, executors and administrators.

    E. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who holds or who has held any position as a director or officer of the Corporation against any liability incurred by him or her in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him or her against such liability under paragraphs A and B.

    F. Intention and Savings Clause. It is the intention of this Article XVI to provide for indemnification to the fullest extent permitted by the Virginia Stock Corporation Act, and this
Article XVI shall be interpreted accordingly. If this Article XVI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this
Article XVI that shall not have been invalidated and to the full extent permitted by applicable law. If the Virginia Stock Corporation Act is amended, or other Virginia law is enacted, to permit further or additional indemnification of the persons defined in this Article XVI.A, then the indemnification of such persons shall be to the fullest extent permitted by the Virginia Stock Corporation Act, as so amended, or such other Virginia law.

    Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF NEWSOUTH BANK

    General. Directors and officers of NewSouth Bank, the Company's main operating subsidiary (the "Bank"), may be entitled to indemnification provisions contained in the North Carolina Business Corporation Act (the "NCBCA") and the Bank's Articles of Incorporation. The general effect of these provisions is summarized below:

     Articles of Incorporation. The Articles of Incorporation of the Bank provides that, the Bank shall indemnify, to the fullest extent permissible under North Carolina Law, as from time to time amended, any individual who is or was a director, officer, employee or agent of the Bank, and any individual who serves or served at the Bank's request as a

director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

    In addition, Article VIII provides that to the fullest extent permitted by the NCBCA, no person who serves as a director shall be personally liable to the Bank or any of its stockholders or otherwise for monetary damages for breach of any duty as director, provided, however, that this limitation of liability shall not be effective with respect to: (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Bank; (ii) any transaction from which the director derived an improper personal benefit; (iii) such acts or omissions under which the elimination of personal liability of directors for monetary damages would be in violation of the provisions of Chapter 53 of the General Statutes of North Carolina (or any amendment thereto); (iv) acts or omissions occurring prior to the date these Articles are filed with the North Carolina Secretary of State, or (v) the extent otherwise required or liable by North Carolina law.

    North Carolina Business Corporation Act. Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

    Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

    In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

    The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

    The Bank has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of the Bank while serving in their capacities as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------

      Not Applicable.

ITEM 8.  EXHIBITS
------

    For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.


ITEM 9.  UNDERTAKINGS
------
    1.   The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

              (i)  To include any prospectus required by Section
    10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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    (4)  Insofar as indemnification for liabilities arising
under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Washington, State of North Carolina, on March 29, 1999.

                         NEWSOUTH BANCORP, INC.


                         By: /s/ Thomas A. Vann
                             -------------------------------
                             Thomas A. Vann
                             President
                             (Duly Authorized Representative)


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signatures                   Title                          Date
 ----------                   -----                          ----
/s/ Thomas A. Vann          President and Director          March 29, 1999
------------------------    (Principal Executive Officer)
Thomas A. Vann

/s/ William L. Wall         Executive Vice President and     March 29, 1999
------------------------    Chief Financial Officer
William L. Wall             (Principal Financial and
                            Accounting Officer)

        *                   Director                         March 29, 1999
------------------------
Edmund T. Buckman, Jr.

        *                   Director                         March 29, 1999
------------------------
Linley H. Gibbs, Jr.

        *                   Director                         March 29, 1999
-------------------------
Frederick N. Holscher

        *                   Director                         March 29, 1999
----------------------
Frederick H. Howdy

        *                   Director                         March 29, 1999
-------------------------
Charles E. Parker, Jr.

        *                   Director                         March 29, 1999
-------------------------
Marshall T. Singleton

*  By: /s/ Thomas A. Vann
       ---------------------
       Thomas A. Vann
       Attorney-in-fact
/TABLE

                   INDEX TO EXHIBITS






Exhibit            Description

 *  5       Opinion of Housley Kantarian & Bronstein, P.C. as
            to the legality of the Common Stock being registered

 * 23       Consent of Housley Kantarian & Bronstein, P.C.
            (appears in their opinion filed as Exhibit 5)

 * 24 Power of Attorney (contained in the signature page to this registration statement)

 * 99.1     NewSouth Bancorp, Inc. Management Recognition Plan,
            Trust Agreement under the NewSouth Bancorp, Inc.
            Management Recognition Plan, and Notice of Removal of Trustee

 * 99.2 NewSouth Bancorp, Inc. 1997 Stock Option Plan and associated trust

 * 99.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Incentive Stock
            Options granted under the NewSouth Bancorp, Inc.
            1997 Stock Option Plan

 * 99.4 Form of Stock Option Agreement to be entered into with Optionees with respect to Non-Incentive Stock
            Options granted under the NewSouth Bancorp, Inc.
            1997 Stock Option Plan

 * 99.5     Notice of MRP Award

 * 99.6 Memorandum concerning taxation of MRP Awards, and associated election form

__________________________
* Previously filed